Exhibit 99.4

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 30, 2017	October 30, 2016

Assets

Current assets:
Cash and cash equivalents	$345,724	$314,074
Accounts receivable	91,150	92,636
Inventories	24,537	22,081
Other current assets	11,044	12,795

Total current assets	472,455	441,586

Property, plant and equipment, net	503,900	506,434
Intangible assets, net	19,152	19,854
Other assets	20,064	20,114

Total assets	$1,015,571	$987,988

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$5,503	$5,428
Accounts payable and accrued liabilities	86,465	75,889

Total current liabilities	91,968	81,317

Long-term borrowings	59,147	61,860
Other liabilities	19,702	19,337

Photronics, Inc. shareholders' equity	729,879	710,363
Noncontrolling interests	114,875	115,111
Total equity	844,754	825,474

Total liabilities and equity	$1,015,571	$987,988